                                                                    Exhibit 2.1













                          AGREEMENT AND PLAN OF MERGER
================================================================================
                            dated as of June 15, 1998

                                 by and between

                           CHARTER ONE FINANCIAL, INC.

                         CHARTER MICHIGAN BANCORP, INC.

                                       and

                          ALBANK FINANCIAL CORPORATION

================================================================================

                             TABLE OF CONTENTS



                                 ARTICLE I

                            CERTAIN DEFINITIONS
     1.01  Certain Definitions.................................................................1

                                ARTICLE II

                              THE TRANSACTION

     2.01  Formation of National Credit Card Bank; Contribution of Assets and Liabilities......7
     2.02  The Company Merger..................................................................8
     2.03  Bank Mergers........................................................................9
     2.04  Effective Date and Effective Time..................................................10
     2.05  Reservation of Right to Revise Transaction.........................................10

                                ARTICLE III

                    CONSIDERATION; EXCHANGE PROCEDURES

     3.01  Merger Consideration...............................................................11
     3.02  Rights as Stockholders; Stock Transfers............................................11
     3.03  Fractional Shares..................................................................12
     3.04  Exchange Procedures................................................................12
     3.05  Anti-Dilution Provisions...........................................................14
     3.06  Options............................................................................14

                                ARTICLE IV

                        ACTIONS PENDING TRANSACTION

     4.01  Forbearances of ALBANK.............................................................15
     4.02  Forbearances of COFI...............................................................19




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




                                 ARTICLE V

                      REPRESENTATIONS AND WARRANTIES

     5.01  Disclosure Schedules...............................................................20
     5.02  Standard...........................................................................20
     5.03  Representations and Warranties of ALBANK...........................................21
     5.04  Representations and Warranties of COFI.............................................33

                                ARTICLE VI

                                 COVENANTS

     6.01  Reasonable Best Efforts............................................................39
     6.02  Stockholder Approvals..............................................................39
     6.03  Registration Statement.............................................................40
     6.04  Press Releases.....................................................................41
     6.05  Access; Information................................................................41
     6.06  ALBANK Proposal....................................................................42
     6.07. Affiliate Agreements...............................................................43
     6.08  Takeover Laws......................................................................43
     6.09  Certain Policies...................................................................43
     6.10  NASDAQ Listing.....................................................................43
     6.11  Regulatory Applications............................................................44
     6.12  Indemnification....................................................................44
     6.13  Benefit Plans......................................................................45
     6.14  Notification of Certain Matters....................................................47
     6.15  Directors..........................................................................47
     6.16  Advisory Board Membership..........................................................47
     6.17  COFI Fee...........................................................................47
     6.18  ALBANK Fee.........................................................................48
     6.19. Charitable Contributions...........................................................49
     6.20  Consent Decree.....................................................................49

                                ARTICLE VII

             CONDITIONS TO CONSUMMATION OF THE COMPANY MERGER

     7.01  Conditions to Each Party's Obligation to Effect the Company Merger.................49
     7.02  Conditions to Obligation of ALBANK.................................................50
     7.03  Conditions to Obligation of COFI...................................................51

                               ARTICLE VIII

                                TERMINATION

     8.01  Termination........................................................................52
     8.02  Effect of Termination and Abandonment..............................................56

                                ARTICLE IX

                               MISCELLANEOUS

     9.01  Survival...........................................................................56
     9.02  Waiver; Amendment..................................................................57
     9.03  Counterparts.......................................................................57
     9.04  Governing Law......................................................................57
     9.05  Expenses...........................................................................57
     9.06  Notices............................................................................57
     9.07  Entire Understanding; No Third Party Beneficiaries.................................58
     9.08  Interpretation; Effect.............................................................58

EXHIBIT A Form of Stock Option Agreement
EXHIBIT B Form of Subsidiary Plan of Merger I
EXHIBIT C Form of Subsidiary Plan of Merger II
EXHIBIT D Form of ALBANK Affiliate Agreement
EXHIBIT E Form of COFI Affiliate Agreement

         AGREEMENT AND PLAN OF MERGER, dated as of June 15, 1998 (this "Agreement"), by and between ALBANK Financial Corporation ("ALBANK"), Charter One Financial, Inc. ("COFI") and Charter Michigan Bancorp, Inc., a wholly-owned first-tier Subsidiary of COFI ("Charter Michigan").

                                    RECITALS

         A. ALBANK. ALBANK is a Delaware corporation, having its principal place of business in Albany, New York.

         B. COFI. COFI is a Delaware corporation, having its principal place of business in Cleveland, Ohio.

         C. Charter Michigan. Charter Michigan is a Michigan corporation, having its principal place of business in Dearborn, Michigan.

         D. Stock Option Agreement. As an inducement to the willingness of COFI to enter into this Agreement , ALBANK has agreed to grant to COFI on the date hereof an option pursuant to a stock option agreement ("Stock Option Agreement"), in substantially the form of Exhibit A.

         E. Intentions of the Parties. It is the intention of the parties to this Agreement that the combination of ALBANK and Charter Michigan be accounted for under the "pooling-of-interests" accounting method and that each of the business combinations contemplated hereby be treated as a "reorganization" under
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         F. Board Action. The respective Boards of Directors of each of COFI, Charter Michigan and ALBANK have determined that it is in the best interests of their respective companies and their stockholders to consummate a strategic business alliance between ALBANK and COFI by the merger of ALBANK with and into Charter Michigan and the other business combinations contemplated herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

     1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

     "Administrator" means the chief officer of the Michigan Department of Commerce.

     "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

     "ALBANK" has the meaning set forth in the preamble to this Agreement.

     "ALBANK Acquisition Transaction" has the meaning set forth in Section 6.17.

     "ALBANK Affiliate" has the meaning set forth in Section 6.07(a).

     "ALBANK Board" means the Board of Directors of ALBANK.

     "ALBANK By-Laws" means the Bylaws of ALBANK.

     "ALBANK Certificate" means the Certificate of Incorporation of ALBANK.

     "ALBANK Common Stock" means the common stock, par value $0.01 per share, of ALBANK.

     "ALBANK Meeting" has the meaning set forth in Section 6.02.

     "ALBANK Preferred Stock" means the preferred stock, par value $0.01 per share, of ALBANK.

     "ALBANK Proposal" has the meaning set forth in Section 6.17.

     "ALBANK Stock" means, collectively, ALBANK Common Stock and ALBANK Preferred Stock.

     "ALBANK Stock Option" has the meaning set forth in Section 3.06(a).

     "ALBANK Stock Plans" means the ALBANK Financial Corporation 1992 Stock Incentive Plan for Key Employees, as Amended and Restated as of March 25, 1996; the ALBANK Financial Corporation 1992 Stock Incentive Plan for Outside Directors; the ALBANK Financial Corporation 1995 Stock Incentive Plan for Outside Directors; the Marble Financial Corporation 1986 Stock Option Plan; and the Marble Financial Corporation 1994 Stock Option Plan.

     "Average Closing Price" has the meaning set forth in Section 8.01(f).

     "Bank Mergers" has the meaning set forth in Section 2.03.

     "BHCA" means the Bank Holding Company Act of 1956, as amended.

     "Charter Michigan" has the meaning set forth in the preamble to this Agreement.

     "Charter Michigan Board" means the Board of Directors of Charter Michigan.

     "CEBA" means the Competitive Equality Banking Act of 1987.

     "Code" has the meaning set forth in the Recitals to this Agreement.

     "COFI" has the meaning set forth in the preamble to this Agreement.

     "COFI Affiliate" has the meaning set forth in Section 6.07(a).

     "COFI Acquisition Transaction" has the meaning set forth in Section 6.18.

     "COFI Board" means the Board of Directors of COFI.

     "COFI Common Stock" means the common stock, par value $0.01 per share, of COFI.

     "COFI Meeting" has the meaning set forth in Section 6.02.

     "COFI Proposal" has the meaning set forth in Section 6.18.

     "COFI Ratio" has the meaning set forth in Section 8.01(f).

     "Company Merger" has the meaning set forth in Section 2.02(a).

     "Compensation and Benefit Plans" has the meaning set forth in Section 5.03(m).

     "Costs" has the meaning set forth in Section 6.12(a).

     "Credit Card Bank" has the meaning set forth in Section 2.01.

     "Delaware Secretary" means the Secretary of State of the State of Delaware.

     "Determination Date" has the meaning set forth in Section 8.01(f).

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

     "DGCL" means the Delaware General Corporation Law.

     "Disclosure Schedule" has the meaning set forth in Section 5.01.

     "DOL" means the Department of Labor.

     "Effective Date" means the date on which the Effective Time occurs.

     "Effective Time" means the effective time of the Company Merger and the Bank Mergers, as provided for in Section 2.04.

     "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" has the meaning set forth in Section 5.03(m).

     "ERISA Affiliate Plan" has the meaning set forth in Section 5.03(m).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Exchange Agent" has the meaning set forth in Section 3.04(a).

     "Exchange Fund" has the meaning set forth in Section 3.04(a).

     "Exchange Ratio" has the meaning set forth in Section 3.01(a).

     "FDIC" means the Federal Deposit Insurance Corporation

     "FFIEC" means the Federal Financial Institutions Examination Council.

     "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

     "Indemnified Party" has the meaning set forth in Section 6.12(a).

     "Index Group" has the meaning set forth in Section 8.01(f).

     "Index Price" has the meaning set forth in Section 8.01(f).

     "Index Ratio" has the meaning set forth in Section 8.01(f).

     "Insurance Amount" has the meaning set forth in Section 6.12(b).

     "IRS" means the Internal Revenue Service.

     "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

     "Material Adverse Effect" means, with respect to COFI or ALBANK, any effect that (i) is material and adverse to the financial position, results of operations or business of COFI and its Subsidiaries taken as a whole or ALBANK and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of COFI, Charter Michigan or ALBANK to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Company Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in thrift, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to thrifts, banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Company Merger or Bank Mergers or restructuring charges taken in connection with the Company Merger or Bank Mergers, in each case in accordance with generally accepted accounting principles, (d) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement and (e) actions or omissions of COFI or ALBANK taken with the prior written consent of ALBANK or COFI, as applicable, in contemplation of the transactions contemplated hereby.

     "MBCA" means the Michigan Business Corporation Act.

     "Merger Consideration" has the meaning set forth in Section 2.05.

     "NASDAQ" means The Nasdaq Stock Market, Inc.'s National Market System.

     "New Certificates" has the meaning set forth in Section 3.04(a).

     "Old Certificates" has the meaning set forth in Section 3.04(a).

     "OTS" means the Office of Thrift Supervision.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension Plan" has the meaning set forth in Section 5.03(m).

     "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

     "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

     "Proxy Statement" has the meaning set forth in Section 6.03.

     "Registration Statement" has the meaning set forth in Section 6.03.

     "Regulatory Authority" has the meaning set forth in Section 5.03(i).

     "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

     "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

     "RRP Shares" means all awards under the ALBANK, FSB Recognition and Retention Plan and Trust Agreement for Senior Executive Officers, the ALBANK, FSB Recognition and Retention Plan and Trust Agreement for Officers and the ALBANK, FSB Recognition and Retention Plan and Trust Agreement for Outside Directors.

     "SEC" means the Securities and Exchange Commission.

     "SEC Documents" has the meaning set forth in Section 5.03(g).

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Specified Representations" has the meaning set forth in Section 5.02.

     "Starting Date" has the meaning set forth in Section 8.01(f).

     "Starting Price" has the meaning set forth in Section 8.01(f).

     "Stock Option Agreement" has the meaning set forth in the Recitals to this Agreement.

     "Subsidiary" has the meaning ascribed to it in Rule 1-02 of Regulation S-X of the SEC.

     "Surviving Corporation" has the meaning set forth in Section 2.02.

     "Takeover Laws" has the meaning set forth in Section 5.03 (o).

     "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, in each case imposed by any taxing or Governmental Authority whether arising before, on or after the Effective Date.

     "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any Governmental Authority with respect to any Tax.

     "Transaction" means the establishment of the Credit Card Bank, the Company Merger, and the Bank Mergers.

     "Treasury Stock" shall mean shares of ALBANK Stock held by ALBANK or any of its Subsidiaries or by COFI or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

                                   ARTICLE II

                                 THE TRANSACTION

     2.01 Formation of National Credit Card Bank; Contribution of Assets and Liabilities. As soon as practicable after the date of this Agreement, ALBANK shall cause its wholly-owned Subsidiary, ALBANK Commercial, a New York chartered commercial bank, to file all necessary applications with state and federal regulatory authorities to secure approval to establish a CEBA national credit card bank (the "Credit Card Bank") with federal insurance of accounts up to the maximum limit permitted by the FDIC. If the Credit Card Bank has been approved and established, ALBANK shall use best efforts to cause the Credit Card Bank to become a wholly-owned subsidiary of ALBANK Commercial at least five days prior to the Effective Time. If the Credit Card Bank has been approved and established, then after satisfaction or waiver of the conditions set forth in
Article VII and prior to the Effective Time, ALBANK shall use best efforts to cause ALBANK Commercial to contribute or transfer to the Credit Card Bank (i) all of its municipal deposits held in the State of New York and all other Bank Insurance Fund deposits at its head office in Albany, at book value, consisting
(ii) the head office in Albany, its fixed assets, credit card assets and cash, if necessary, with a book value equal to the aggregate of (x) the municipal deposits (principal plus accrued interest) contributed and (y) any state or federal net worth requirement.

     The parties hereto may agree on an alternative structure to accomplish the result sought by the foregoing actions, provided, however, that regardless of the structure employed, the creation of a Credit Card Bank or other mechanism to receive the municipal deposits will not constitute a condition to the obligations of either party to consummate the Company Merger, and COFI agrees to use its reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, aprovals and authorizations of all third parties and Governmental Authorities necessary to consummate the Company Merger prior to the consummation of the establishment of the Credit Card Bank and the contribution or transfer of assets and liabilities described in this
Section 2.01.

     2.02 The Company Merger.

               (a) Merger. At the Effective Time, ALBANK shall merge with and into Charter Michigan (the "Company Merger"), the separate corporate existence of ALBANK shall cease and Charter Michigan shall survive and continue to exist as a Michigan corporation (Charter Michigan, as the surviving corporation in the Company Merger, sometimes being referred to herein as the "Surviving Corporation").

               (b) Corporate Law Filings. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Company Merger shall become effective upon the occurrence of the filing in the office of the Delaware Secretary of a certificate of merger in accordance with
          Section 252 of the DGCL and the filing in the office of and endorsement by the Administrator of a certificate of merger in accordance with Section 735 of the MBCA or such later date and time as may be set forth in such certificates of merger.

               (c) Effects of Company Merger. The Company Merger shall have the effects prescribed in the DGCL and the MBCA, including but not limited to, Charter Michigan, as the Surviving Corporation, thereupon and thereafter possessing all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the corporations so merged and Charter Michigan, as the Surviving Corporation, becoming responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged. All rights of creditors and obligors and all liens on the property of each of ALBANK and Charter Michigan shall be preserved unimpaired.

               (d) Articles of Incorporation and By-Laws of Surviving Corporation. The Articles of Incorporation and Bylaws of Charter Michigan immediately after the Company Merger shall be those of Charter Michigan as in effect immediately prior to the Effective Time.

               (e) Directors and Officers of the Surviving Corporation. The directors and officers of Charter Michigan immediately after the Company Merger shall be the directors and officers of Charter Michigan immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

               (f) Service of Process. At the Effective Time, Charter Michigan, as the Surviving Corporation, consents to be sued and served with process in the State of Delaware and irrevocably appoints the Delaware Secretary as its agent to accept service of process in any proceeding in the State of Delaware to enforce against it any obligation of ALBANK.

               (g) Principal Office. The location of the principal office of Charter Michigan, as the Surviving Corporation, in the State of Michigan is 13606 Michigan Avenue, 2nd Floor, Dearborn, Michigan 48126.

               (h) Plan of Merger. At the reasonable request of any party, ALBANK, COFI and Charter Michigan shall enter into a separate plan of merger reflecting the terms of the Company Merger for purposes of any state law filing requirement.

         2.03 Bank Mergers. At the Effective Time and simultaneously with the Company Merger, each of ALBANK Commercial and ALBANK, FSB, a federally chartered savings bank and wholly owned Subsidiary of ALBANK, shall be merged with and into Charter One Bank F.S.B., a federally chartered savings bank and wholly-owned Subsidiary of Charter Michigan ("Charter One Bank"). Such mergers are hereinafter sometimes referred to as the "Bank Mergers". The Bank Mergers shall be implemented pursuant to Subsidiary Plan of Merger I and Subsidiary Plan of Merger II, in substantially the form of Exhibits B and C. In order to obtain the necessary state and federal regulatory approvals for the Bank Mergers, the parties hereto shall cause the following to be accomplished prior to the filing of applications for regulatory approval: (a) ALBANK shall cause the Board of Directors of ALBANK Commercial to approve Subsidiary Plan of Merger I, ALBANK as the sole stockholder of ALBANK Commercial shall approve Subsidiary Plan of Merger I, and ALBANK shall cause Subsidiary Plan of Merger I to be duly executed by ALBANK Commercial and delivered to COFI; (b) ALBANK shall cause the Board of Directors of ALBANK, FSB to approve Subsidiary Plan of Merger II, ALBANK as the sole stockholder of ALBANK, FSB shall approve Subsidiary Plan of Merger II, and ALBANK shall cause Subsidiary Plan of Merger II to be duly executed by ALBANK, FSB and delivered to COFI; and (c) Charter Michigan shall cause the Board of Directors of Charter One Bank to approve Subsidiary Plan of Merger I and Subsidiary Plan of Merger II, Charter Michigan as the sole stockholder of Charter One Bank shall approve Subsidiary Plan of Merger I and Subsidiary Plan of Merger II, and Charter Michigan shall cause Subsidiary Plan of Merger I and Subsidiary Plan of Merger II to be duly executed by Charter One Bank and delivered to ALBANK. Prior to the Effective Time, ALBANK shall cause ALBANK Commercial and ALBANK, FSB, and Charter Michigan shall cause Charter One Bank to execute such certificate of merger and articles of combination as are necessary to make effective the Bank Mergers and cause such documents to be timely and appropriately filed and endorsed, where required, by the New York State Banking Department and the OTS so that the Bank Mergers shall become effective at the Effective Time. If necessary to prevent COFI from being deemed subject to the BHCA for a moment in time, the Bank Mergers shall become effective immediately prior to the Company Merger.

         2.04 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Company Merger and the Bank Mergers (the "Effective Date") to occur on (i) the fifth business day to occur after the last of the conditions set forth in Article VII to be satisfied prior to the Effective Date shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of COFI by written notice to ALBANK not later than two business days after the last such condition in Article VII is satisfied, on the last business day of the month in which such fifth business day occurs) or (ii) such other date to which the parties may agree in writing. Except as provided in the last sentence of Section 2.03, the time on the Effective Date when the Company Merger and the Bank Mergers shall become effective is referred to as the "Effective Time."

         2.05 Reservation of Right to Revise Transaction. COFI may at any time prior to the Effective Time, with the prior consent of ALBANK (such consent not to be unreasonably withheld or delayed), change the method of effecting the Transaction or any part thereof if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of ALBANK Common Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of ALBANK's stockholders as a result of receiving the Merger Consideration or the Company Merger qualifying for "pooling-of-interests" accounting treatment, (iii) materially impede or delay consummation of the Transaction, (iv) result in any representation or warranty of any party set forth in this Agreement becoming incorrect in any material respect, or (v) diminish the benefits, including membership on the COFI

Board or COFI Advisory Board, to be received by the directors, officers or employees of ALBANK and its Subsidiaries as set forth in this Agreement or in any other agreements between the parties made in connection with this Agreement.

                                   ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

     3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Company Merger and without any action on the part of any Person:

          (a) Outstanding ALBANK Common Stock. Each share, excluding Treasury Stock, of ALBANK Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into, subject to Sections 2.03, 2.05 and 8.01(f) hereof, 2.16 shares of COFI Common Stock (the "Exchange Ratio"), including the corresponding number of Rights associated with the COFI Common Stock pursuant to the Rights Agreement dated November 20, 1989, as amended on May 26, 1995, between COFI and The First National Bank of Boston as Rights Agent. The Exchange Ratio shall be subject to adjustment as set forth in Sections 2.05 and 8.01(f).

          (b) Charter Michigan Common Stock. Each share of Charter Michigan common stock issued and outstanding or held in treasury immediately prior to the Effective Time shall remain issued and outstanding or held in treasury and continue to be an identical issued and outstanding or treasury share of Charter Michigan common stock after the Effective Time.

          (c) Outstanding COFI Common Stock. Each share of COFI Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time shall remain issued and outstanding or held in treasury and shall be unaffected by the Company Merger.

          (d) Treasury Shares. Each share of ALBANK Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

     3.02 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of ALBANK Stock shall cease to be, and shall have no rights as, stockholders of ALBANK, other than to receive any dividend or other distribution with respect to such ALBANK Stock permitted under this Agreement with a record date occurring prior to the Effective Time and the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of ALBANK or the Surviving Corporation of shares of ALBANK Stock.

     3.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of COFI Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Company Merger; instead, COFI shall pay to each holder of ALBANK Common Stock who would otherwise be entitled to a fractional share of COFI Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the closing sale price of COFI Common Stock, as reported by the NASDAQ reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the last trading day immediately preceding the Effective Date.

     3.04 Exchange Procedures.

          (a) Deposit of New Certificates, Etc. At or prior to the Effective Time, COFI shall deposit, or shall cause to be deposited, with an independent exchange agent to be selected by COFI and reasonably acceptable to ALBANK (the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of ALBANK Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of COFI Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of ALBANK Common Stock.

          (b) Transmittal and Deliveries. As promptly as practicable after the Effective Date, COFI shall send or cause to be sent to each former holder of record of shares of ALBANK Common Stock immediately prior to the Effective Time transmittal materials (which shall specify that risk of loss and title to Old Certificates shall pass only upon acceptance of such Old Certificates by COFI or the Exchange Agent) for use in exchanging such stockholder's Old Certificates for the consideration set forth in this
     Article III. COFI shall cause the New Certificates into which shares of a stockholder's ALBANK Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of ALBANK Common Stock (or indemnity reasonably satisfactory to COFI and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery. Old Certificates surrendered for exchange by any person identified by ALBANK pursuant to
     Section 6.07 as an ALBANK Affiliate shall not be exchanged for New Certificates representing COFI Common Stock until COFI has received a written agreement from such person as specified in Section 6.07. COFI and the Exchange Agent shall be entitled to rely upon the stock transfer books of ALBANK to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, COFI or the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (c) Escheat. Notwithstanding the foregoing, neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of ALBANK Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d) Restrictions on the Payment of Dividends and Voting. No dividends or other distributions with respect to COFI Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of ALBANK Common Stock converted in the Company Merger into the right to receive shares of such COFI Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04, and, following 180 days after the Effective Date, no such shares of ALBANK Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of COFI Common Stock such holder had the right to receive upon surrender of the Old Certificates.

          (e) Return of Exchange Fund to COFI. Any portion of the Exchange Fund that remains unclaimed by the stockholders of ALBANK for twelve months after the Effective Time shall be paid to COFI. Any stockholders of ALBANK who have not theretofore complied with this Article III shall thereafter look only to COFI for payment of the shares of COFI Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on COFI Common Stock deliverable in respect of each share of ALBANK Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     3.05 Anti-Dilution Provisions. In the event COFI changes (or establishes a record date for changing) the number of shares of COFI Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding COFI Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

     3.06 Options.

          (a) Conversion. At the Effective Time, each option outstanding on the date of this Agreement (together with any mandatory grants required to be made to outside directors on the fourth Monday of December, 1998 pursuant to Section 6(a)(2) of the 1995 Stock Incentive Plan for Outside Directors, if and only if the Effective Time has not occurred prior to such date) to purchase shares of ALBANK Common Stock under the ALBANK Stock Plans (each, a "ALBANK Stock Option") and remaining outstanding immediately prior to the Effective Time shall, at the Effective Time, be assumed by COFI and each such ALBANK Stock Option shall continue to be outstanding, but shall represent an option to purchase shares of COFI Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the applicable ALBANK Stock Plan and ALBANK Stock Option):

               (i) the number of shares of COFI Common Stock to be subject to the continuing option shall be equal to the product of the number of shares of ALBANK Common Stock subject to the original option and the Exchange Ratio, provided that any fractional share of COFI Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

               (ii) the exercise price per share of COFI Common Stock under the continuing option shall be equal to the exercise price per share of ALBANK Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent.

          It is intended that the foregoing assumption shall be undertaken consistent with and in a manner that will not constitute a "modification" under Section 424 of the Code as to any ALBANK Stock Option which is an "incentive stock option".

          (b) Reservation of COFI Common Stock and Securities Filings. At all times after the Effective Time, COFI shall reserve for issuance such number of shares of COFI Common Stock as necessary so as to permit the exercise of continuing options in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. COFI shall make all filings required under federal and state securities laws promptly after the Effective Time so as to permit the exercise of such continuing options and the sale of the shares received by the optionee upon such exercise at and after the Effective Time and COFI shall continue to make such filings thereafter as may be necessary to permit the continued exercise of continuing options and sale of such shares.



                                   ARTICLE IV

                           ACTIONS PENDING TRANSACTION

     4.01 Forbearances of ALBANK. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or any separate agreement entered into by ALBANK and COFI on the date hereof, without the prior written consent of COFI (which consent under subsections (k) and (m) shall not be unreasonably withheld or delayed), ALBANK will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct the business of ALBANK and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to (i) preserve intact in any material respect their business organizations and assets and (ii) maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair ALBANK's ability to perform any of its obligations under this Agreement.

          (b) ALBANK Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of ALBANK Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of ALBANK Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

          (c) Other Securities. Issue any other capital securities, capital stock of any Subsidiary, debentures, or subordinated notes.

          (d) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend (other than (A), quarterly cash dividends on ALBANK Common Stock in an amount not to exceed $0.21 per share with record and payment dates consistent with past practice, (provided the declaration of the last quarterly dividend by ALBANK prior to the Effective Time and the payment thereof shall be coordinated with, and subject to the approval of COFI, so as to preclude any duplication of dividend benefit) and (B) dividends from wholly owned Subsidiaries to ALBANK or another wholly owned Subsidiary of ALBANK) on or in respect of, or declare or make any distribution on any shares of ALBANK Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or Rights.

          (e) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of ALBANK or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) except (i) for oral at will employment agreements, (ii) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (iii) for other changes that are required by applicable law, or
     (iv) to satisfy contractual obligations and planned programs existing as of the date hereof that are Previously Disclosed

          (f) Benefit Plans. Enter into, establish, adopt or amend (except as may be required by existing contractual obligation or applicable law) any pension, profit sharing, employee stock ownership, retirement, stock option, stock appreciation, phantom stock, stock purchase, savings, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of ALBANK or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (g) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business for fair value and in a transaction that is not material to it and its Subsidiaries taken as a whole.

          (h) Acquisitions. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

          (i) Governing Documents. Amend the ALBANK Certificate, ALBANK Bylaws or the certificate or articles of incorporation, charter or by-laws (or similar governing documents) of any of ALBANK's Subsidiaries.

          (j) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

          (k) Contracts. Except to satisfy Previously Disclosed written commitments outstanding on the date hereof, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect or renew any of its existing material contracts.

          (l) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to ALBANK and its Subsidiaries, taken as a whole.

          (m) Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that ALBANK and its Subsidiaries shall not be required to obtain such a report with respect to one-to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property might be in violation of or require remediation under Environmental Laws.

          (n) Deposit Taking and Branch Activities. In the case of ALBANK Commercial and ALBANK, FSB (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice; (iii) except as Previously Disclosed open any new branch or deposit taking facility; (iv) except as Previously Disclosed close or relocate any existing branch or other facility; or (v) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives materially in excess of the amounts budgeted in its 1998 business plan as Previously Disclosed;

          (o) Investments. Enter into any securities transaction for its own account or purchase or otherwise acquire any investment security for its own account except purchases and sales of securities consistent with past practice in order to maintain investment portfolios at ALBANK and its Subsidiaries that have risk and asset mix characteristics substantially similar to those of the respective investment portfolios as of the date hereof.

          (p) Capital Expenditures. Purchase or lease any fixed asset where the amount paid or committed thereof is in excess of $300,000, except for Previously Disclosed amounts budgeted in the 1998 budget.

          (q) Lending. (i) Make any material changes in its policies concerning loan underwriting or which persons may approve loans or fail to comply with such policies; or (ii) make or commit to make any new loan or letter of credit, or any new or additional discretionary advance under any existing loan or line of credit, or restructure any existing loan or line of credit (other than (A) in the case of a consumer loan or extension of credit, in a principal amount not in excess of $150,000 or an amount that would increase the aggregate credit outstanding in this category to any one borrower (or group of affiliated borrowers) to not more than $250,000, (B) in the case of a loan secured by a first mortgage on an owner one-to-four single-family principal residence, in a principal amount not in excess of $350,000, (C) in the case of a loan secured by a first mortgage on commercial or industrial real property in a principal amount not in excess of $2,500,000 for any loan with personal recourse to the borrower or $1,000,000 for any loan without personal recourse to the borrower or that would increase the aggregate credit outstanding in this category to any one borrower (or group of affiliated borrowers) to not more than $12,000,000, (D) in the case of any commercial loan secured by a first lien on accounts receivable, inventory or other tangible assets, in a principal amount not in excess of $2,500,000 or that would increase the aggregate credit outstanding in this category to any one borrower (or group of affiliated borrowers) to not more than $12,000,000, or (E) in the case of a new unsecured commercial line of credit (x) to a borrower whose annual gross sales are $25,000,000 or more, in a principal amount not in excess of $2,500,000 or (y) to a borrower whose annual gross sales are less than $25,000,000, in a principal amount not in excess of $1,000,000 and provided an existing unsecured commercial line of credit may be renewed not in excess of its existing amount) in each case without the prior written consent of COFI acting through its Chief Executive Officer or Executive Vice President of Lending in a written notice to ALBANK, which approval or rejection shall be given within five business days after delivery by ALBANK to such officer of COFI of the complete loan package;

          (r) Adverse Actions. (i) Take any action or fail to take any action while knowing that such action or inaction would, or is reasonably likely to, prevent or impede (A) the Company Merger from qualifying for "pooling-of-interests" accounting treatment or (B) the Company Merger and the Bank Mergers from qualifying as reorganizations within the meaning of
     Section 368 of the Code; or (ii) knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Company Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

          (s) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

          (t) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business and with a term of one year or less.

          (u) Commitments. Agree or commit to do any of the foregoing.

     4.02 Forbearances of COFI. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of ALBANK, (which consent under subsection (e) shall not be unreasonably withheld or delayed), COFI will not, and will cause each of its Subsidiaries not to:

          (a) Preservation. Fail to use reasonable efforts to (i) preserve intact in any material respect their business organizations and assets and
     (ii) maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair the ability of COFI or Charter Michigan to perform any of its obligations under this Agreement.

          (b) Extraordinary Dividends. Make, declare, pay or set aside for payment any extraordinary cash dividend or cash distribution.

          (c) Adverse Actions. (i) Take any action or fail to take any action while knowing that such action or inaction would, or is reasonably likely to, prevent or impede (A) the Company Merger from qualifying for "pooling-of-interests" accounting treatment or (B) the Company Merger and the Bank Mergers from qualifying as reorganizations within the meaning of
     Section 368 of the Code; or (ii) knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Company Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; provided, however, that nothing contained herein shall limit the ability of COFI to exercise its rights under the Stock Option Agreement.

          (d) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

          (e) Acquisitions. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or a significant portion of the assets, business, deposits or properties of any other entity whose principal business is conducted in, or who maintains a significant physical presence in, the Community Reinvestment Act Assessment Areas of ALBANK, FSB or ALBANK Commercial.

          (f) Commitments. Agree or commit to do any of the foregoing.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

        5.01 Disclosure Schedules. On or prior to the date hereof, COFI has delivered to ALBANK a schedule and ALBANK has delivered to COFI a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section
5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a Specified Representation if its absence would not be reasonably likely to result in the Specified Representation being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a Specified Representation shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation. ALBANK's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of COFI.

     5.02 Standard. No representation or warranty of ALBANK or COFI contained in
Section 5.03(a), (c)(iii), (d), (e), (f)(i), (h), (n), (o), (q), (r), (s), (t),
(v), (w) and (y) or 5.04(a), (c), (d), (e), (f)(i), (h), (k), (m), (n), (o) (r),
(s) and (t) (collectively, the "Specified Representations") shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a Specified Representation, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any Specified Representation has had or is reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, "knowledge" shall mean, with respect to a party hereto, actual knowledge of any officer of that party with the title, if any, ranking not less than senior vice president and that party's in-house counsel, if any.

     5.03 Representations and Warranties of ALBANK. Subject to Sections 5.01 and
5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, ALBANK hereby represents and warrants to COFI:

          (a) Organization, Standing and Authority. ALBANK is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ALBANK is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) ALBANK Stock. The authorized capital stock of ALBANK consists solely of (i) 50,000,000 shares of ALBANK Common Stock, of which 13,190,091 shares were outstanding as of the day prior to the date hereof (inclusive of RRP Shares), and (ii) 25,000,000 shares of ALBANK Preferred Stock, of which no shares are outstanding. The outstanding shares of ALBANK Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as Previously Disclosed, there are no shares of ALBANK Stock authorized and reserved for issuance, ALBANK does not have any Rights issued or outstanding with respect to ALBANK Stock, and ALBANK does not have any commitment to authorize, issue or sell any ALBANK Stock or Rights, other than pursuant to this Agreement and the Stock Option Agreement. The number of shares of ALBANK Common Stock which are issuable upon exercise of each ALBANK Stock Option outstanding as of the date hereof and the exercise price per share are Previously Disclosed.

          (c) Subsidiaries. (i)(A) ALBANK has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by ALBANK or its Subsidiaries are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55 and Section 114 of the New York Banking Law) and are owned by ALBANK or its Subsidiaries free and clear of any Liens.

               (ii) Neither ALBANK nor any ALBANK Subsidiary owns beneficially any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than a ALBANK Subsidiary.

               (iii) Each of ALBANK's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

          (d) Corporate Power. Each of ALBANK and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and ALBANK has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

          (e) Corporate Authority. Subject in the case of this Agreement to receipt of the requisite approval of this Agreement (including the agreement of merger set forth herein) by the holders of a majority of the outstanding shares of ALBANK Common Stock entitled to vote thereon (which is the only ALBANK shareholder vote required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of ALBANK and the ALBANK Board on or prior to the date hereof. This Agreement is a valid and legally binding obligation of ALBANK, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f) Regulatory Filings; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by ALBANK or any of its Subsidiaries in connection with the execution, delivery or performance by ALBANK of this Agreement or the Stock Option Agreement or to consummate the Company Merger or the Bank Mergers except for (A) filings of applications or notices with federal and New York banking and thrift authorities, (B) filings with the SEC and state securities authorities, and (C) the filing of (and endorsement of, if required) certificates of merger and articles of combination with the Delaware Secretary, the Administrator, the New York State Banking Department and the OTS. As of the date hereof, ALBANK is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received in a timely manner without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

          (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or material agreement, indenture or instrument of ALBANK or of any of its Subsidiaries or to which ALBANK or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the ALBANK Certificate or the ALBANK By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, material agreement, indenture or instrument.

          (g) Financial Reports and SEC Documents. (i) ALBANK's Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1996 and 1997, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1995 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, ALBANK's "SEC Documents") with the SEC, as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of ALBANK and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of ALBANK and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

          (ii) Except for liabilities incurred in connection with negotiation of and compliance with this Agreement and otherwise in connection with the transactions contemplated hereby, since December 31, 1997, ALBANK and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

          (iii) Since December 31, 1997, (A) ALBANK and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section V.3 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to ALBANK.

          (h) Litigation. No material litigation, claim or other proceeding before any Governmental Authority is pending against ALBANK or any of its Subsidiaries and, to ALBANK's knowledge, no such litigation, claim or other proceeding has been threatened.

          (i) Regulatory Matters. (i) Neither ALBANK nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Office of the Comptroller of the Currency, the Federal Reserve System, the OTS, the New York Superintendent of Banks, the New York State Banking Department, and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

          (ii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (j) Compliance with Laws. Each of ALBANK and its Subsidiaries:

               (i) is in substantial compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to ALBANK's knowledge, no suspension or cancellation of any of them is threatened or will result from the consummation of the transactions contemplated by this Agreement; and

               (iii) has received, since December 31, 1996, no notification or communication from any Governmental Authority (A) asserting that ALBANK or any of its Subsidiaries is not in compliance in any material respect with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any material license, franchise, permit, or governmental authorization (nor, to ALBANK's knowledge, do any grounds for any of the foregoing exist).

          (k) Material Contracts; Defaults. Except for this Agreement, the Stock Option Agreement and those agreements and other documents filed as exhibits to its SEC Documents, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that restricts or limits in any material way the conduct of business by it or any of its Subsidiaries (it being understood that any non-compete or similar provision shall be deemed material). Neither it nor any of its Subsidiaries is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (l) Brokers. No action has been taken by ALBANK that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Merrill Lynch.

          (m) Employee Benefit Plans. (i) Section 5.03(m)(i) of ALBANK's Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained by ALBANK or any of its Subsidiaries in which any employee or former employee, consultant or former consultant or director or former director of ALBANK or any of its Subsidiaries participates or to which any such employees, consultants or directors are a party other than plans and programs involving immaterial obligations (the "Compensation and Benefit Plans"). Except as expressly contemplated by a separate agreement entered into by ALBANK and COFI on the date hereof, neither ALBANK nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

          (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS, and ALBANK is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of ALBANK, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Neither ALBANK nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject ALBANK or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

          (iii) No material liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by ALBANK or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate") which is considered one employer with ALBANK under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan"). None of ALBANK, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to ALBANK's knowledge, no condition exists that presents a material risk that such proceedings will be instituted by the PBGC. To the knowledge of ALBANK, there is no pending investigation or enforcement action by the PBGC, DOL or IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan. Under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither a material adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

          (iv) All material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which ALBANK or any of its Subsidiaries is a party have been timely made or have been reflected on ALBANK's financial statements. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or
     Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of ALBANK, any of its Subsidiaries or any ERISA Affiliate
     (x) has provided, or would reasonably be expected to be required to provide, security to any

     Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

          (v) Except as Previously Disclosed, neither ALBANK nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as Previously Disclosed, there has been no communication to employees by ALBANK or any of its Subsidiaries that would reasonably be expected to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

          (vi) ALBANK and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign employees.

          (vii) With respect to each Compensation and Benefit Plan, if applicable, ALBANK has provided or made available to COFI, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

          (viii) Except as Previously Disclosed or expressly contemplated by a separate agreement entered into by ALBANK and COFI on the date hereof, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any employee, consultant or director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

          (ix) Neither ALBANK nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

          (x) To the knowledge of ALBANK, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of COFI, ALBANK or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future (provided this representation does not take into account any payments to be made pursuant to any employment agreement to be entered into by COFI and the Chief Executive Officer of ALBANK).

          (xi) There are no LSAR's, Tandem SARs, Stand-Alone SARs or shares of Phantom Stock (as such terms are defined in the ALBANK Stock Plans) outstanding under the ALBANK Stock Plans (other than LSARs outstanding as of December 31, 1997 and Previously Disclosed including the name of the holder and the strike prices of each holder's LSARs) and except as Previously Disclosed neither ALBANK nor any ALBANK Subsidiary has any commitment or obligation to make any awards thereof.

          (xii) There are no phantom stock shares or awards outstanding, except for those allocated under the ALBANK, FSB Supplemental Deferred Compensation Plan, which shares or awards are set forth for each participant in the Disclosure Schedule.

          (n) Labor Matters. Neither ALBANK nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is ALBANK or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel ALBANK or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to ALBANK's knowledge, threatened, nor is ALBANK aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

          (o) Takeover Laws; Dissenters Rights. Subject to the continuing accuracy of COFI's representation in Section 5.04(q), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby are not subject to the requirements of any "moratorium," "control share", "fair price", "affiliate transactions", "business combination" or other antitakeover laws and regulations of any state, including the provisions of
     Section 203 of the DGCL ("Takeover Laws") applicable to ALBANK or any ALBANK Subsidiary. Subject to the continuing accuracy of COFI's representation in Section 5.04 (q), the provisions of Article EIGHTH of the ALBANK Certificate do not apply to the entering into of this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, including the Company Merger. Subject to the fulfillment of the conditions of Section 262(b) of the DGCL, holders of ALBANK Common Stock will not have dissenters' rights in connection with the Company Merger.

          (p) Environmental Matters. To ALBANK's knowledge, neither the conduct nor operation of ALBANK or its Subsidiaries nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, results or resulted in a material violation of any Environmental Laws and to ALBANK's knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to ALBANK or any ALBANK Subsidiary under Environmental Laws. To ALBANK's knowledge, except for any notice for which, in ALBANK's reasonable judgment, there is no reasonable basis, neither ALBANK nor any of its Subsidiaries has received any notice from any person or entity that ALBANK or its Subsidiaries or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are or were in material violation of or otherwise are alleged to have material liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

          (q) Tax Matters. (i) (a) All Tax Returns that are required to be filed by or with respect to ALBANK and its Subsidiaries have been duly filed, or requests for extensions have been timely filed or an extension is automatic) and any such extension has been granted and has not been rescinded, (b) all Taxes shown to be due on Tax Returns referred to in clause (a), if filed, and all Taxes required to be shown on the Tax Returns for which extensions have been granted have been paid in full or adequate provision has been made for such Taxes on ALBANK's most recent balance sheet provided to COFI, (c) the Tax Returns referred to in clause (a) that have been filed have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired,
     (d) all deficiencies asserted or assessments made as a result of such examinations have been paid in full or non-material amounts are being contested in good faith, (e) no material issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending, and (f) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of ALBANK or its Subsidiaries. ALBANK has made available to COFI true and correct copies of the United States federal income Tax Returns filed by ALBANK and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1997. Neither ALBANK nor any of its Subsidiaries has any material liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by ALBANK's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in ALBANK's SEC Documents filed on or prior to the date hereof. As of the date hereof, neither ALBANK nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Company Merger and the Bank Mergers from qualifying as reorganizations within the meaning of
     Section 368(a) of the Code.

          (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

          (iii) ALBANK and its Subsidiaries will not be liable for any taxes as a result of the Company Merger.

          (r) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for ALBANK's own account, or for the account of one or more of ALBANK's Subsidiaries or their customers (all of which are Previously Disclosed), were entered into
     (i) in accordance with prudent business practices and in all material respects in compliance with all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of ALBANK or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither ALBANK nor its Subsidiaries, nor to ALBANK's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

          (s) Books and Records. The books and records of ALBANK and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

          (t) Insurance. ALBANK's Disclosure Schedule sets forth all of the material insurance policies, binders, or bonds maintained by ALBANK or its Subsidiaries.

     ALBANK and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of ALBANK reasonably has determined to be prudent in accordance with industry practices and in accordance in all material respects with all contractual obligations. All such insurance policies are in full force and effect; ALBANK and its Subsidiaries are not in material default thereunder; and all material claims thereunder have been filed in due and timely fashion.

          (u) Accounting Treatment. As of the date hereof, ALBANK is aware of no reason why the Company Merger will fail to qualify for "pooling-of-interests" accounting treatment.

          (v) Year 2000. Neither ALBANK nor any of its Subsidiaries has reason to believe that it will receive a rating of less than "satisfactory" on any Year 2000 Report of Examination of any Regulatory Authority. ALBANK has disclosed to COFI a complete and accurate copy of its plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect it and its Subsidiaries, and such plan is in material compliance with the schedule set forth in the FFIEC statements.

          (w) Governmental Reviews. No investigation or review by any Governmental Authority with respect to ALBANK or any ALBANK Subsidiary is pending or, to the knowledge of ALBANK, threatened, nor has any Governmental Authority indicated to ALBANK or any ALBANK Subsidiary an intention to conduct the same, other than normal or routine regulatory examinations.

          (x) Fairness Opinion. On the date of this Agreement, Merrill Lynch & Co. has provided to the ALBANK Board a written fairness opinion to the effect that the Exchange Ratio is fair to the stockholders of ALBANK from a financial point of view.

          (y) Compliance with Servicing Obligations. ALBANK and the ALBANK Subsidiaries are in compliance in all material respects with all contract, agency and investor requirements and guidelines, and all applicable laws, rules and regulations of Governmental Authorities, relating to the servicing and administration of loans by them, or any of them, including but not limited to, properly and timely making interest rate adjustments to adjustable rate loans.

          (z) Disclosure. The representations and warranties contained in this
     Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

     5.04 Representations and Warranties of COFI. Subject to Sections 5.01 and
5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, COFI hereby represents and warrants to ALBANK as follows:

          (a) Organization, Standing and Authority. COFI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. COFI is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) COFI Stock. (i) As of the date hereof, the authorized capital stock of COFI consists solely of (i) 180,000,000 shares of COFI Common Stock, of which no more than 128,164,618 shares were outstanding, and 1,750,592 shares were held in treasury, as of the day prior to the date hereof and (ii) 20,000,000 shares of preferred stock, $0.01 par value per share, of which none were issued and outstanding on the date hereof. As of the date hereof, COFI does not have any Rights issued or outstanding with respect to COFI Common Stock and COFI does not have any commitment to authorize, issue or sell any COFI Common Stock or Rights, other than pursuant to (i) this Agreement, (ii) an Agreement and Plan of Merger and Reorganization with CS Financial Corporation and The Cuyahoga Savings Association dated April 23, 1998, (iii) outstanding stock options (and any mandatory future awards under stock option plans) that have been Previously Disclosed, (iv) its dividend reinvestment plan on terms Previously Disclosed, and (v) the Rights Agreement referred to in Section 3.01(a) hereof. The outstanding shares of COFI Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

          (ii) The shares of COFI Common Stock to be issued in exchange for shares of ALBANK Common Stock in the Company Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

          (c) Subsidiaries. Each of COFI's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and COFI owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries.

          (d) Corporate Power. Each of COFI and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of COFI and Charter Michigan has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and in the case of COFI, the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

          (e) Corporate Authority. Subject to the approval of the issuance of COFI Common Stock to be issued in the Company Merger by the holders of COFI Common Stock in accordance with the NASDAQ rules (which is the only COFI stockholder vote required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of COFI and Charter Michigan and the COFI Board and the Charter Michigan Board on or prior to the date hereof. This Agreement is a valid and legally binding agreement of COFI and Charter Michigan, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f) Regulatory Approvals; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by COFI or any of its Subsidiaries in connection with the execution, delivery or performance by COFI or Charter Michigan of this Agreement or to consummate the Company Merger or the Bank Mergers except for (A) the filings referred to in
     Section 5.03(f)(i); (B) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of COFI Common Stock in the Company Merger; and (C) receipt of the approvals set forth in
     Section 7.01(b). As of the date hereof, COFI is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received in a timely manner without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

          (ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or material agreement, indenture or instrument of COFI or of any of its Subsidiaries or to which COFI or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of COFI or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, material agreement, indenture or instrument.

          (g) Financial Reports and SEC Documents; Material Adverse Effect. (i) COFI's SEC Documents, as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of COFI and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of COFI and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

          (ii) Since December 31, 1997, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to COFI.

          (h) Litigation; Regulatory Action. (i) No material litigation, claim or other proceeding before any Governmental Authority is pending against COFI or any of its Subsidiaries and, to COFI's knowledge, no such litigation, claim or other proceeding has been threatened.

          (ii) Neither COFI nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has COFI or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (i) Compliance with Laws. Each of COFI and its Subsidiaries:

               (i) is in substantial compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened or will result from the consummation of the transactions contemplated by this Agreement; and

               (iii) has received, since December 31, 1996, no notification or communication from any Governmental Authority (A) asserting that COFI or any of its Subsidiaries is not in compliance in any material respect with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any material license, franchise, permit, or governmental authorization (nor, to COFI's knowledge, do any grounds for any of the foregoing exist).

          (j) Brokers. No action has been taken by COFI that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, except for a fee to be paid to Lehman Brothers.

          (k) Takeover Laws. COFI has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any Takeover Laws applicable to COFI or Charter Michigan or their Subsidiaries.

          (l) Environmental Matters. To COFI's knowledge, neither the conduct nor operation of COFI or its Subsidiaries nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, results or resulted in a material violation of any Environmental Laws and to COFI's knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to COFI or any COFI Subsidiary under Environmental Laws. To COFI's knowledge, except for any notice for which, in COFI's reasonable judgment, there is no reasonable basis, neither COFI nor any of its Subsidiaries has received any notice from any person or entity that COFI or its Subsidiaries or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are or were in material violation of or otherwise are alleged to have material liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

          (m) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to COFI and its Subsidiaries have been duly filed, or requests for extensions have been timely filed (or an extension is automatic) and any such extension has been granted and has not been rescinded, (ii) all Taxes shown to be due on Tax Returns referred to in clause (i) , if filed, and all Taxes required to be shown on the Tax Returns for which extensions have been granted have been paid in full or adequate provision has been made for such Taxes on COFI's most recent balance sheet provided to ALBANK, (iii) the Tax Returns referred to in clause (i) that have been filed have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, or non-material amounts are being contested in good faith, (v) no material issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of COFI or its Subsidiaries. Neither COFI nor any of its Subsidiaries has any material liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by COFI's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in COFI's SEC Documents filed on or prior to the date hereof. As of the date hereof, neither COFI nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Company Merger and the Bank Mergers from qualifying as reorganizations within the meaning of Section 368(a) of the Code.

          (n) Books and Records. The books and records of COFI and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

          (o) Insurance. COFI's Disclosure Schedule sets forth all of the material insurance policies, binders, or bonds maintained by COFI or its Subsidiaries. COFI and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of COFI reasonably has determined to be prudent in accordance with industry practices and in all material respects in accordance with all contractual obligations. All such insurance policies are in full force and effect; COFI and its Subsidiaries are not in material default thereunder; and all material claims thereunder have been filed in due and timely fashion.

          (p) Accounting Treatment. As of the date hereof, COFI is aware of no reason why the Company Merger will fail to qualify for "pooling-of-interests" accounting treatment.

          (q) COFI Ownership of ALBANK Stock. Neither COFI nor any of its Subsidiaries either beneficially owns any shares of ALBANK Common Stock or, other than as contemplated by this Agreement and the Stock Option Agreement, has any option, warrant or right of any kind to acquire the beneficial ownership of any shares of ALBANK Common Stock.

          (r) Year 2000. Neither COFI nor any of its Subsidiaries has reason to believe that it will receive a rating of less than "satisfactory" on any OTS Year 2000 Report of Examination. COFI has disclosed to ALBANK a complete and accurate copy of its plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect it and its Subsidiaries, and such plan is in material compliance with the schedule set forth in the FFIEC statements.

          (s) Governmental Reviews. No investigation or review by any Governmental Authority with respect to COFI or any of its Subsidiary is pending or, to the knowledge of COFI, threatened, nor has any Governmental Authority indicated to COFI or any of its Subsidiary an intention to conduct the same, other than normal or routine regulatory examinations.

          (t) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for COFI's own account, or for the account of one or more of COFI's Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and in all material respects in compliance with all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of COFI or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither COFI nor its Subsidiaries, nor to COFI's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

          (u) Fairness Opinion. On the date of this Agreement, Lehman Brothers has provided to the COFI Board a written fairness opinion to the effect that the Exchange Ratio is fair to the stockholders of COFI from a financial point of view.

          (v) Disclosure. The representations and warranties contained in this
     Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.


                                   ARTICLE VI

                                    COVENANTS


     6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of ALBANK and COFI agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction and shall cooperate fully with the other party hereto to that end.

     6.02 Stockholder Approvals. COFI and ALBANK agree to take, in accordance with applicable law or NASDAQ rules and their certificates of incorporation and by-laws, all action necessary to convene an appropriate meeting of their stockholders to consider and vote upon, in the case of ALBANK, the approval and adoption of this Agreement and in the case of COFI to approve the issuance of COFI Common Stock to be issued in the Company Merger, and in each case any other matter required to be approved by such stockholders for consummation of the Company Merger (including any adjournment or postponement, the "COFI Meeting" or "ALBANK Meeting", whichever is applicable), in each case as promptly as practicable after the Registration Statement is declared effective. The COFI Board and the ALBANK Board shall each recommend such approval, and COFI and ALBANK shall take all reasonable, lawful action to solicit such approval by its stockholders; provided if either the ALBANK Board or COFI Board has received a written opinion from its outside counsel to the effect that such recommendation would result in violation of its fiduciary duties to stockholders under applicable law arising by virtue of ALBANK's receipt of a ALBANK Proposal or COFI's receipt of a COFI Proposal, whichever is applicable, then such Board will not be required to make such recommendation.

     6.03 Registration Statement. (a) COFI agrees to prepare a registration statement on Form S-4 (the "Registration Statement") to be filed by COFI with the SEC in connection with the issuance of COFI Common Stock in the Company Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of COFI and ALBANK constituting a part thereof (the "Proxy Statement") and all related documents). ALBANK agrees to cooperate, and to cause its Subsidiaries to cooperate, with COFI, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that ALBANK and its Subsidiaries have cooperated as required above, COFI agrees to file the Registration Statement (or the form of the Proxy Statement) in preliminary form with the SEC as promptly as reasonably practicable and shall use reasonable efforts to cause such filing to occur within 70 days after execution of this Agreement. If COFI files the Proxy Statement in preliminary form, it agrees to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of ALBANK and COFI agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. COFI also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. ALBANK agrees to furnish to COFI all information concerning ALBANK, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

     (b) Each of ALBANK and COFI agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the COFI Meeting or the ALBANK Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of ALBANK and COFI further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

     (c) COFI agrees to advise ALBANK, promptly after COFI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of COFI Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     (d) Each of COFI and ALBANK, in consultation with the other, shall employ professional proxy solicitors to assist it in contacting stockholders in connection with soliciting votes on the matters to be considered and voted upon at the COFI Meeting and ALBANK Meeting.

     6.04 Press Releases. Each of ALBANK and COFI agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules, and then only after making reasonable efforts to first consult with the other party.

     6.05 Access; Information. (a) Each of ALBANK and COFI agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's Representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

     (b) Each of ALBANK and COFI agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section
6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents, extracts thereof or notes, analyses, compilations, studies or other documents containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

     (c) During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

     6.06 ALBANK Proposal. ALBANK agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any ALBANK Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than COFI with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to a ALBANK Proposal in existence on the date hereof. ALBANK shall promptly (within 24 hours) advise COFI following the receipt by ALBANK of any ALBANK Proposal and the substance thereof (including the identity of the person making such ALBANK Proposal), and advise COFI of any material developments with respect to such ALBANK Proposal immediately upon the occurrence thereof. Notwithstanding the foregoing but only after receipt of a ALBANK Proposal and during the period prior to the ALBANK Meeting, ALBANK may provide information at the request of or enter into negotiations with a third party with respect thereto, if the ALBANK Board receives a written opinion from its outside counsel to the effect that the failure to do so would result in a breach of the fiduciary duties of the ALBANK Board to its stockholders under applicable law.

     6.07. Affiliate Agreements. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, (i) COFI shall deliver to ALBANK a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the COFI Meeting, deemed to be an "affiliate" of COFI (each, a "COFI Affiliate") as that term is used in SEC Accounting Series Releases 130 and 135; and (ii) ALBANK shall deliver to COFI a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the ALBANK Meeting, deemed to be an "affiliate" of ALBANK (each, a "ALBANK Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

     (b) Each of ALBANK and COFI shall use its respective reasonable best efforts to cause each person who may be deemed to be a ALBANK Affiliate or a COFI Affiliate, as the case may be, to execute and deliver to ALBANK and COFI on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit D or Exhibit E, respectively.

     6.08 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Stock Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

     6.09 Certain Policies. Prior to the Effective Date, ALBANK shall, and shall cause its Subsidiaries, but only to the extent consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and COFI, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of COFI; provided, however, that ALBANK shall not be obligated to take any such action pursuant to this
Section 6.09 unless and until COFI acknowledges that all conditions to its obligation to consummate the Transaction have been satisfied and certifies to ALBANK that COFI's representations and warranties, subject to Section 5.02, are true and correct as of such date and that COFI is otherwise in material compliance with this Agreement. ALBANK's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.09.

     6.10 NASDAQ Listing. COFI agrees to use its best efforts to list, prior to the Effective Time, on the NASDAQ, subject to official notice of issuance, the shares of COFI Common Stock to be issued to the holders of ALBANK Common Stock in the Company Merger.

     6.11 Regulatory Applications. (a) COFI and ALBANK and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of COFI and ALBANK shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

     (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

     6.12 Indemnification. (a) Following the Effective Date and for a period of six years thereafter, COFI shall indemnify, defend and hold harmless the present and former directors, officers and employees of ALBANK and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that ALBANK is permitted to indemnify (and advance expenses to) its directors and officers under the laws of the State of Delaware, the ALBANK Certificate and the ALBANK By-Laws as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's, director's or employee's conduct complies with the standards set forth under Delaware law, the ALBANK Certificate and the ALBANK By-Laws shall be made by independent counsel (which shall not be counsel that provides material services to COFI) selected by COFI and reasonably acceptable to such officer or director.

     (b) For a period of three years from the Effective Time, COFI shall use its best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of ALBANK or any of its Subsidiaries (determined as of the Effective Time) (as opposed to ALBANK) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by ALBANK; provided, however, that in no event shall COFI be required to expend in the aggregate during the coverage period more than 300 percent of the current annual amount expended by ALBANK (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if COFI is unable to maintain or obtain the insurance called for by this Section 6.12(b), COFI shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of ALBANK or any Subsidiary may be required to make application and provide customary representations and warranties to COFI's insurance carrier for the purpose of obtaining such insurance.

     (c) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify COFI thereof; provided that the failure so to notify shall not affect the obligations of COFI under Section 6.12(a) unless and to the extent that COFI is actually prejudiced as a result of such failure.

     (d) If COFI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of COFI shall assume the obligations set forth in this Section 6.12.

     6.13 Benefit Plans.

          (a) At the Effective Time, COFI or a COFI Subsidiary shall be substituted for ALBANK or a ALBANK Subsidiary as the sponsoring employer under those benefit and welfare plans with respect to which ALBANK or any of its Subsidiaries is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in ALBANK or its Subsidiary with respect to each such plan. Except as expressly contemplated by a separate agreement entered into by ALBANK and COFI on the date hereof, each such plan shall be continued in effect by COFI or any applicable COFI Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Company Merger or the Bank Mergers, subject to the power reserved to COFI or any applicable COFI Subsidiary under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall comply with applicable law. ALBANK, each ALBANK Subsidiary, and COFI will use all reasonable efforts
     (i) to effect said substitutions and assumptions, and such other actions contemplated under this

     Agreement, and (ii) to amend such plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

          (b) At or as promptly as practicable after the Effective Time as COFI shall reasonably determine, COFI shall provide, or cause a COFI Subsidiary to provide, to each full time employee of ALBANK, and its wholly-owned Subsidiaries as of the Effective Time ("ALBANK Employees") the opportunity to participate in each employee benefit and welfare plan maintained by COFI or a COFI Subsidiary, whichever is applicable, for similarly-situated employees provided that with respect to such plans maintained by COFI or a COFI Subsidiary, whichever is applicable, ALBANK Employees shall be given credit for service recognized under the corresponding plan of ALBANK and its Subsidiaries in determining participation in, eligibility for and vesting in benefits thereunder, and only with respect to severance and vacation plans, accrual of benefits; provided further that ALBANK Employees shall not be subject to any waiting periods or pre-existing condition exclusions under the group health plan of COFI or any applicable COFI Subsidiary to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the applicable ALBANK group health plan; and provided further that to the extent that the initial period of coverage for ALBANK Employees under any plan of COFI or a COFI Subsidiary, whichever is applicable, that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, ALBANK Employees shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such ALBANK Employees under the corresponding ALBANK welfare plan during the balance of such 12-month period of coverage. Nothing in the preceding sentence shall obligate COFI or any COFI Subsidiary to provide or cause to be provided any benefits duplicative to those provided under any ALBANK benefit or welfare plan continued pursuant to subparagraph (a) above, including, but not limited to, extending participation in any plan which is an "employee pension benefit plan" under ERISA relative to any period of time with respect to which allocations are made to ALBANK Employees under any employee pension benefit plan maintained or sponsored by ALBANK or a ALBANK Subsidiary. Except as otherwise provided in this Agreement, the power of COFI or any COFI Subsidiary to amend or terminate any benefit or welfare plans of ALBANK and its Subsidiaries shall not be altered or affected. Moreover, this subsection 6.13(b) shall not confer upon any ALBANK Employee any rights or remedies hereunder and shall not constitute a contract of employment or create any rights, to be retained or otherwise, in employment at COFI or any COFI Subsidiary.

          (c) Any separate agreement entered into by ALBANK and COFI on the date hereof relating to employee or director benefits is incorporated herein by reference and shall be deemed a part of this Agreement.

     6.14 Notification of Certain Matters. Each of ALBANK and COFI shall give prompt notice to the other of any fact, event or circumstance known to it that
(i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, (ii) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein as of the date of this Agreement or (iii) would require any material amendment to any information Previously Disclosed arising from events or circumstances after the date of this Agreement or otherwise would cause a material breach of any of its representations, warranties, covenants or agreements contained herein.

     6.15 Directors. (i) At the Effective Time, COFI agrees to cause Herbert Chorbajian to be elected to the COFI Board with the title of "Vice-Chairman" for a term expiring in April 1999, and Karen Hitchcock to be elected to the COFI Board for a term expiring in April 2000 and (iii) within 12 months of the Effective Time, COFI agrees, subject to OTS approval, to cause John Nigro to be elected to the COFI Board..

     6.16 Advisory Board Membership. At the Effective Time, each member of the ALBANK Board (other than Herbert Chorbajian and Karen Hitchcock) shall be offered the opportunity to become a member of an advisory board to be established by COFI for a five year term, which advisory board shall advise COFI with respect to the geographic areas in which ALBANK, FSB and ALBANK Commercial operate as of the date hereof; provided, however, any person serving on such advisory board who subsequently becomes a director of COFI or any COFI Subsidiary shall cease to be a member of the advisory board on the date that he or she commences serving as a director of COFI or any COFI Subsidiary.

     6.17 COFI Fee. If (a) the ALBANK Board shall have failed to unanimously recommend approval and adoption of this Agreement to the ALBANK stockholders, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of COFI, (b) ALBANK shall have provided information to or entered into negotiations with a third party with respect to a ALBANK Proposal as permitted by Section 6.06, (c) ALBANK shall be in material and willful breach of any of its covenants contained in this Agreement such that COFI shall be entitled to terminate this Agreement pursuant to Section 8.01(b), or (d) the stockholders of ALBANK do not approve and adopt this Agreement at the ALBANK Meeting, in each case after there has been proposed by a third party a ALBANK Acquisition Transaction (the "ALBANK Proposal"), then, in any such event, upon the actual consummation of a ALBANK Acquisition Transaction with a third party within 15 months after the ALBANK Proposal, ALBANK shall pay COFI a fee of $40 million. The fee to be paid pursuant to this
Section 6.17 shall be reduced to $15 million if either (a) COFI has acquired any shares pursuant to the exercise of its Option (as defined in the Stock Option Agreement), ALBANK has repurchased the Option pursuant to the Stock Option Agreement or ALBANK has paid COFI the Surrender Price (as defined in the Stock Option Agreement) pursuant to the Stock Option Agreement or (b) COFI refuses to execute and deliver a written release of all of COFI's rights under the Stock Option Agreement against delivery and payment of the full fee set forth in the preceding sentence. Any payment made pursuant to this Section 6.17 shall be made in immediately available funds.

     Notwithstanding anything to the contrary contained herein, the fee provided for in this Section 6.17 shall not be payable if ALBANK has terminated, or has or had the right to terminate, this Agreement pursuant to Section 8.01(b), 8.01(d)(i), 8.01(d)(ii) as a result of the COFI stockholders not approving the issuance of COFI Common Stock to be issued in the Company Merger or Section 8.01(e).

     For purposes of the foregoing, "ALBANK Acquisition Transaction" shall have the same meaning as the term "Acquisition Transaction" in the Stock Option Agreement except that the percentage referred to in clause (z) of the second sentence shall be 25%.

     6.18 ALBANK Fee. If (a) the COFI Board shall have failed to unanimously recommend to the COFI stockholders approval of the issuance of COFI Common Stock to be issued in the Company Merger, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of ALBANK, (b) COFI shall be in material and willful breach of any of its covenants contained in this Agreement such that ALBANK shall be entitled to terminate this Agreement pursuant to Section 8.01(b), or (c) the stockholders of COFI do not approve the issuance of the COFI Common Stock to be issued in the Company Merger at the COFI Meeting, in each case after there has been proposed by a third party a COFI Acquisition Transaction (the "COFI Proposal"), then, in any such event, upon the actual consummation of a COFI Acquisition Transaction with a third party within 15 months after the COFI Proposal, COFI shall pay ALBANK a fee of $15 million, in immediately available funds.

     Notwithstanding anything to the contrary contained herein, the fee provided for in this Section 6.18 shall not be payable if COFI has terminated, or has or had the right to terminate, this Agreement pursuant to Section 8.01(b), 8.01(d)(i), 8.01(d)(ii) as a result of the ALBANK stockholders not approving and adopting this Agreement or Section 8.01(e).

     For purposes of the foregoing, "COFI Acquisition Transaction" shall have the same meaning as the term ALBANK Acquisition Transaction as such term is defined for purposes of Section 6.17, except that COFI shall be substituted for ALBANK as the target of such acquisition transaction.

     6.19. Charitable Contributions. Following the Effective Date, COFI shall for a period of five years maintain the aggregate level of charitable contributions in ALBANK markets equal to the amount that appears in the ALBANK 1998 budget.

     6.20 Consent Decree. The parties shall use their reasonable best efforts to cause the Consent Decree entered by the United States District Court of the Northern District of New York in the matter of UNITED STATES OF AMERICA V. ALBANK, FSB ET. AL. to be clarified prior to the Effective Time by amending the last sentence of Paragraph 1 of Section VII to provide that in the event of the consummation of the Transaction "All provisions of this Decree except as further limited in Section III shall only apply to those geographic regions where ALBANK, FSB or ALBANK Commercial did business during calendar year 1998 through the day next preceding the Effective Date, directly or through correspondents".


                                   ARTICLE VII

                CONDITIONS TO CONSUMMATION OF THE COMPANY MERGER

     7.01 Conditions to Each Party's Obligation to Effect the Company Merger. The respective obligation of each of COFI, ALBANK and their respective Subsidiaries to consummate the Company Merger is subject to the fulfillment or written waiver by COFI and ALBANK prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approvals. This Agreement shall have been duly adopted by the requisite vote of the stockholders of ALBANK under the DGCL and the issuance of COFI Common Stock as contemplated by this Agreement shall have been approved by the requisite vote of the COFI stockholders under NASDAQ rules.

          (b) Regulatory Approvals. All regulatory approvals required to consummate the Company Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the COFI Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on COFI and its Subsidiaries taken as a whole or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the COFI Board reasonably determines would either before or after the Effective Time be unduly burdensome.

          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Company Merger.

          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of COFI Common Stock to be issued in the Company Merger shall have been received and be in full force and effect.

          (f) Listing. The shares of COFI Common Stock to be issued in the Company Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

          (g) Permits, Authorizations. Each of COFI and ALBANK shall have obtained all material permits, authorizations, consents, waivers and approvals required for the lawful consummation of the Company Merger.

     7.02 Conditions to Obligation of ALBANK. The obligation of ALBANK and its Subsidiaries to consummate the Company Merger is also subject to the fulfillment or written waiver by ALBANK prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of COFI set forth in this Agreement shall be true and correct in all material respects, subject in the case of Specified Representations to the standard set forth in Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that (i) representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date and (ii) with respect to any information provided by COFI pursuant to Section 6.14(iii) relating to Section 5.04(l) on account of events arising after the date of this Agreement the representations and warranties in Section 5.04(l) shall be deemed true and correct as of the Effective Date unless such information individually or taken together with other facts, events and circumstances has resulted in or is reasonably likely to result in a Material Adverse Effect on COFI), and ALBANK shall have received a certificate, dated the Effective Date, signed on behalf of COFI by the Chief Executive Officer and the Chief Financial Officer of COFI to such effect.

          (b) Performance of Obligations of COFI. COFI and its Subsidiaries shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and ALBANK shall have received a certificate, dated the Effective Date, signed on behalf of COFI by the Chief Executive Officer and the Chief Financial Officer of COFI to such effect.

          (c) Opinion of ALBANK's Counsel. ALBANK shall have received an opinion of Cleary, Gottlieb, Steen and Hamilton, counsel to ALBANK, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Company Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of ALBANK who receive shares of COFI Common Stock in exchange for shares of ALBANK Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. In rendering its opinion, Cleary, Gottlieb, Steen & Hamilton may require and rely upon representations contained in letters from ALBANK, COFI and others.

     7.03 Conditions to Obligation of COFI. The obligation of COFI and its Subsidiaries to consummate the Company Merger is also subject to the fulfillment or written waiver by COFI prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of ALBANK set forth in this Agreement shall be true and correct in all material respects, subject in the case of Specified Representations to the standard set forth in Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that (i) representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date and (ii) with respect to any information provided by ALBANK pursuant to Section 6.14(iii) relating to Section 5.03(p) on account of events arising after the date of this Agreement the representations and warranties in Section 5.03(p) shall be deemed true and correct as of the Effective Date unless such information individually or taken together with other facts, events and circumstances has resulted in or is reasonably likely to result in a Material Adverse Effect on ALBANK) and COFI shall have received a certificate, dated the Effective Date, signed on behalf of ALBANK by the Chief Executive Officer and the Chief Financial Officer of ALBANK to such effect.

          (b) Performance of Obligations of ALBANK. ALBANK and its Subsidiaries shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and COFI shall have received a certificate, dated the Effective Date, signed on behalf of ALBANK by the Chief Executive Officer and the Chief Financial Officer of ALBANK to such effect.

          (c) Opinion of COFI's Counsel. COFI shall have received an opinion of Silver, Freedman & Taff, L.L.P., special counsel to COFI, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Company Merger and the Bank Mergers constitute reorganizations under Section 368 of the Code. In rendering its opinion, Silver, Freedman & Taff, L.L.P. may require and rely upon representations contained in letters from COFI, ALBANK and others.

          (d) Accounting Treatment. COFI shall have received from Deloitte & Touche, LLP, COFI's independent auditors, letters, dated the date of or shortly prior to each of the mailing date of the Proxy Statement and the Effective Date, stating its opinion that the Company Merger shall qualify for pooling-of-interests accounting treatment.

          (e) Compliance with Consent Decree. ALBANK and the ALBANK Subsidiaries shall be in compliance in all material respects with the Consent Decree referred to in Section 6.20, and COFI shall have received a certificate, dated the Effective Date, signed on behalf of ALBANK by the Chief Executive Officer and General Counsel of ALBANK to such effect.

                                  ARTICLE VIII

                                   TERMINATION

     8.01 Termination. This Agreement may be terminated, and the Transactions may be abandoned:

          (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of COFI and ALBANK, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b) Breach. At any time prior to the Effective Time, by COFI or ALBANK, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject in the case of Specified Representations to the standard set forth in
     Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party in any material respect of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

          (c) Delay. At any time prior to the Effective Time, by COFI or ALBANK, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Company Merger is not consummated by February 28, 1999, except to the extent that the failure of the Company Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

          (d) No Approval. By ALBANK or COFI, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Company Merger and the Bank Mergers shall have been denied by final nonappealable action of such Governmental Authority or (ii) any stockholder approval required by Section 7.01(a) herein is not obtained at the ALBANK Meeting or the COFI Meeting.

          (e) Failure to Recommend, Etc. At any time prior to the ALBANK Meeting, by COFI if the ALBANK Board shall have failed to unanimously recommend approval and adoption of this Agreement to the ALBANK stockholders, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of COFI; or at any time prior to the COFI Meeting, by ALBANK, if the COFI Board shall have failed to unanimously recommend to the COFI stockholders approval of the issuance of COFI Common Stock to be issued pursuant to the Company Merger, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of ALBANK.

          (f) Possible Adjustment. By ALBANK, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date (or such shorter period of time from the Determination Date to the Effective Date as contemplated by Section 2.04(i)), if both of the following conditions are satisfied:

              (i)       the Average Closing Price shall be less than the product
                    of 0.825 and the Starting Price; and

              (ii)      (A) the number obtained by dividing the Average Closing
                    Price by the Starting Price (such number being referred to herein as the "COFI Ratio") shall be less than (B) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.175 from the quotient in this clause
                    (ii)(B) (such number being referred to herein as the "Index Ratio");

     subject, however, to the following three sentences. If ALBANK elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice thereof to COFI; provided, that such notice of election to terminate may be withdrawn at any time within the above stated period. During the five-day period commencing with its receipt of such notice, COFI shall have the option of adjusting the Exchange Ratio to equal the lesser of (x) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 0.825, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (y) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the COFI Ratio. If COFI so elects, within such five-day period, it shall give prompt written notice to ALBANK of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(f) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified and except that the Effective Date shall occur on the later of the Effective Date as determined pursuant to Section 2.04(i) or (ii) or on the fifth business day after COFI's election as provided in the immediately preceding sentence, and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this
     Section 8.01(f).

     For purposes of this Section 8.01(f), the following terms shall have the meanings indicated:

          "Average Closing Price" means the average of the daily last sale prices of COFI Common Stock as reported on NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the ten consecutive full trading days in which such shares are traded on NASDAQ ending at the close of trading on the Determination Date.

          "Determination Date" means the day that is the latest of (i) the day of expiration of the last waiting period with respect to any approval of any Governmental Authority required for consummation of the Company Merger,
     (ii) the day on which the last of such approvals is obtained, and (iii) the day on which the last of the required stockholder approvals has been received.

          "Index Group" means the 16 financial institutions and financial institution holding companies listed below, the common stock of all which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company (a) to be acquired or for such company to acquire another company or companies in a transaction with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date or (b) to convert from a mutual holding company to a stock form of organization. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 16 financial institutions and financial institution holding companies and the weights attributed to them are as follows:

      Holding Company                                 Weighting

      Bank United Corp.                                3.4685%
      Dime Bancorp, Inc.                              12.5431%
      Dime Community Bancorp, Inc.                     1.3656%
      Downey Financial Corp.                           3.0841%
      GP Financial Corp.                               9.2729%
      MAF Bancorp, Inc.                                1.6500%
      North Fork Bancorporation, Inc.                 15.6202%
      Northwest Bancorp, Inc. (MHC)                    5.1418%
      Old Kent Financial Corp.                        10.0501%
      People's Bank                                    8.0350%
      Peoples Heritage Financial Group,                6.01106%
      Inc.
      Queens County Bancorp                            1.6381%
      St. Paul Bancorp, Inc.                           3.7666%
      Star Banc Corp.                                 10.4913%
      Washington Federal, Inc.                         5.7529%
      Webster Financial Corp.                          3.0092%
                                                      --------

      Total                                            100.00%

          "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies comprising the Index Group.

          "Starting Date" means June 9, 1998.

          "Starting Price" shall mean $34.625.

          If any company belonging to the Index Group or COFI declares or effects a stock split, stock dividend, recapitalization, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or COFI shall be appropriately adjusted for the purposes of applying this Section 8.01(f).

     8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Transaction pursuant to this
Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Provided, however, if a party pursues its rights under Section 6.17 or 6.18, whichever is applicable, then such party shall not be entitled to any other relief. Conversely, if a party pursues a remedy pursuant to this Section 8.02, then it shall waive its rights under Section 6.17 or 6.18, whichever is applicable. Provided, further, that nothing contained herein shall diminish the rights of COFI under the Stock Option Agreement which may be separately exercised and enforced pursuant to the terms and provisions thereof.

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than the agreements and covenants contained in Section 6.12, 6.13, 6.15, 6.16 and this
Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.04, 6.05(b), 6.17, 6.18, 8.02 and this Article IX which shall survive such termination).



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

     9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the ALBANK Meeting, the consideration to be received by the ALBANK stockholders for each share of ALBANK Common Stock shall not thereby be decreased.

     9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law or of the MBCA are applicable).

     9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that (i) printing expenses and SEC fees shall be shared equally between ALBANK and COFI and (ii) in the event that this Agreement is terminated for any reason other than by COFI pursuant to Section 8.01(b) or (e), or pursuant to 8.01(d)(ii) as a result of the stockholders of ALBANK failing to approve and adopt this Agreement, COFI will promptly reimburse ALBANK for all third party expenses incurred by ALBANK to the date of termination in complying or taking any steps to comply with Section 2.01 in an amount up to but not to exceed $75,000.

     9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

          If to ALBANK, to:

               ALBANK Financial Corporation
               10 North Pearl Street
               Albany, NY 12207

               Attention: Herbert G. Chorbajian, Chief Executive Officer

          With a copy to:

               Cleary, Gottlieb, Steen & Hamilton
               One Liberty Plaza
               New York, New York 10006-1470

               Attn: Robert L. Tortoriello, Esq.

          If to COFI or Charter Michigan, to:

               Charter One Financial, Inc.
               1215 Superior Avenue
               Cleveland, OH 44114

               Attention:  Charles J. Koch, Chief Executive Officer

                           and

               Robert J. Vana, Chief Corporate Counsel


          With a copy to:

               Silver, Freedman & Taff, LLP
               Suite 700 East
               1100 New York Avenue, N.W.
               Washington, DC 20005-3934

              Attn: Barry P. Taff, Esq.

     9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Stock Option Agreement, and any Supplemental Letter entered into by the parties on the date hereof represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than the Stock Option Agreement and any Supplemental Letter). Except for Section 6.12, 6.13 and 6.15, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require ALBANK, COFI or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

                               *        *        *


     The parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                                        ALBANK FINANCIAL CORPORATION


                                        By:___________________________________
                                           Name:
                                           Title:

                                        CHARTER ONE FINANCIAL, INC.


                                        By:___________________________________
                                           Name:
                                           Title:

                                        CHARTER MICHIGAN BANCORP, INC.


                                        By:___________________________________
                                           Name:
                                           Title:








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